Exhibit 99.1

    DALLAS, Texas, June 12 /PRNewswire-FirstCall/ --
Bestway, Inc. (Nasdaq: BSTW), today announced revenues and net earnings for the quarter ended April 30, 2003.

    The Company had total revenues for the quarter ended April 30, 2003 of $9,213,864 compared to $8,423,551 for the comparable period in 2002. Growth in same store revenues drove this 9.4% increase, which was offset by decreased revenues from the consolidation or sale of fourteen store locations in 2002. Same store revenues (revenues in stores operated for the entirety of both periods) during the third quarter of 2003 increased 11.3% above the comparable quarter of 2002. Net income and diluted earnings per share for the third quarter were $147,106 or $.08 per share, respectively, compared to net income of $301,507 or $.19 per share a year ago. Proforma net income for the third quarter of 2002 was increased to $364,594 or $.22 per share to reflect the required adoption of Statement of Financial Accounting Standards No. 142, under which the Company discontinued amortization of goodwill.

    Revenue for the nine-month period ended April 30, 2003 increased to $26,381,085 compared to $25,367,906 for the comparable period in 2002. Growth in same store revenues drove this 4.0% increase, which was offset by decreased revenues from the consolidation or sale of fourteen store locations in 2002. Same store revenues during the nine-month period of 2003 increased 12.1% above the comparable period in 2002. Net loss and diluted earnings per share for the nine-month period were $46,967 or $.03 per share, respectively, compared to net income of $35,902 or $.02 per share a year ago. Proforma net income for the nine-month period of 2002 was increased to $225,164 or $.13 per share to reflect the required adoption of Statement of Financial Accounting Standards No. 142, under which the Company discontinued amortization of goodwill.

    The Company's decline in net income for both the three and nine-month periods occurred primarily as a result of higher costs associated with our continued investments in human resources and advertising. The combined higher costs negatively impacted the three and nine-month period diluted earnings by approximately $.36 and $.50, respectively. "Although these investments affected our performance in the short term, we are pleased that they have enabled us to produce three consecutive quarters of double digit increases in same store revenues, in light of intentionally eliminating a number of low margin product lines," commented David A. Kraemer, the Company's President and Chief Executive Officer. "Our primary focus continues to be growing revenues in same stores by improving the quality of our personnel under the operating philosophy that coworker retention leads to customer retention. We remain focused on aggressive programs implemented 9 months ago and believe that the growth potential for Team Bestway, as well as the entire rent-to-own industry, is significant."


    Bestway, Inc. owns and operates a total of sixty-nine rent-to-own stores located in the southeastern United States. These stores generally offer high quality brand name merchandise such as home entertainment equipment, appliances, furniture and computers under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period.

    This press release and the guidance above contain various "forward-looking statements" that involve risks and uncertainties. Forward-looking statements represent the Company's expectations or beliefs concerning future events. Any forward-looking statements made by or on behalf of the Company are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, (i) the ability of the Company to open or acquire additional rental-purchase stores on favorable terms, (ii) the ability of the Company to improve the performance of such acquired stores and to integrate such opened or acquired stores into the Company's operations, (iii) the impact of state and federal laws regulating or otherwise affecting rental-purchase transactions, (iv) the impact of general economic conditions in the United States and (v) the impact of terrorist activity, threats of terrorist activity and responses thereto on the economy in general and the rental-purchase industry in particular. Undo reliance should not be placed on any forward-looking statements made by or on behalf of the Company as such statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, the occurrence of future events or otherwise.



    BESTWAY, INC.
    SELECTED BALANCE SHEET DATA

                                                (Unaudited)
                                                  April 30,         July 31,
                                                    2003              2002

    Cash and cash equivalents                     $322,830          $506,175
    Prepaid expenses and other assets              244,128           364,957
    Rental merchandise, net                     14,854,201        13,440,857
    Property and equipment, net                  3,026,133         3,666,949
    Total assets                                21,436,779        21,304,413

    Accounts payable                             1,065,750           671,365
    Debt                                        11,055,409        10,967,192
    Total liabilities                           13,216,291        13,180,698
    Stockholders' Equity                         8,220,488         8,123,715



    BESTWAY, INC.
    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                               (Unaudited)
                               Three Months Ended       Nine Months Ended
                                   April 30,                April 30,
                                2003        2002        2003         2002
    Revenues:
       Rental and fees       $8,864,582  $8,176,532  $25,361,440  $24,732,029
       Sales of merchandise     349,282     247,019    1,019,645      635,877
                              9,213,864   8,423,551   26,381,085   25,367,906

    Cost and operating
     expenses:
       Depreciation and
        amortization:
         Rental merchandise   1,743,587   1,632,058    5,092,456    5,053,778
         Other                  375,044     436,300    1,126,988    1,369,311
       Cost of merchandise
        sold                    339,328     221,584    1,119,152      583,405
       Salaries and wages     2,581,090   2,190,094    7,688,478    7,129,162
       Advertising              465,942     201,225    1,278,865    1,001,756
       Occupancy                606,458     606,864    1,788,640    1,938,756
       Other operating
        expenses              2,696,548   2,314,555    7,849,943    7,442,632
       Interest expense         168,648     178,465      518,916      625,517
       Loss (gain) on sale
        of property
         and equipment            1,475     (11,534)      (7,086)     (16,143)
       Loss on sale of
        assets                      ---     121,687          ---       65,795
                              8,978,120   7,891,298   26,456,352   25,193,969

    Income (loss) before
     income taxes               235,744     532,253      (75,267)     173,937
       Income tax expense
        (benefit)                88,638     230,746      (28,300)     138,035

    Net income (loss)          $147,106    $301,507     $(46,967)     $35,902

    Basic earnings (loss)
     per share                    $0.09       $0.19       $(0.03)       $0.02

    Diluted earnings (loss)
     per share                    $0.08       $0.19       $(0.03)       $0.02

    Weighted average common
       shares outstanding     1,677,572   1,622,272    1,667,283    1,654,361

    Diluted weighted average
     common
       shares outstanding     1,813,456   1,622,302    1,667,283    1,655,530